HAMLIN CAPITAL MANAGEMENT, LLC

                                 CODE OF ETHICS

                         Implementation Date: 2/1/2005

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GENERAL

The Code of Ethics is predicated on the principle that Hamlin owes a fiduciary duty to its clients. Accordingly, Hamlin's Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Hamlin must:

         o PLACE CLIENT INTERESTS AHEAD OF HAMLIN'S -- As a fiduciary, Hamlin must serve in its clients' best interests. In other words, Hamlin Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.

         o ENGAGE IN PERSONAL INVESTING THAT IS IN FULL COMPLIANCE WITH HAMLIN'S CODE OF ETHICS -- Employees must review and abide by Hamlin's Personal Securities Transaction and Insider Trading Policies.

         o AVOID TAKING ADVANTAGE OF YOUR POSITION -- Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Hamlin, or on behalf of an advisory client.

         o MAINTAIN FULL COMPLIANCE WITH THE FEDERAL SECURITIES LAWS(1) -- Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to Hamlin's Code of Ethics should be directed to the CCO and/or the President. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

RISKS

In developing this policy and procedures, Hamlin considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

         o Access person engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)

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1        "Federal securities laws" means the Securities Act of 1933, the
         Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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         o        Access persons are able to cherry pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients' accounts.o

         o One or more Employees engage in an excessive volume of personal trading that detracts from their ability to perform services for clients.

         o Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with Hamlin.

         o The personal trading of Employees does not comply with certain provisions under rule 204A-1 of the Adviser Act.

         o Access persons are not aware of what constitutes insider information.

         o Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if Hamlin wants to recommend the issuer for investment or if the issuer is one of Hamlin's service providers. )o Employees use firm property, including research, supplies, and equipment, for personal benefit.

Hamlin has established the following guidelines to effectuate and monitor Hamlin's Code of Ethics.

GUIDING PRINCIPLES & STANDARDS OF CONDUCT

All Employees of Hamlin, and consultants closely associated with the Company, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that Hamlin expects from its Employees and consultants:

         o Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;

         o Place the integrity of the investment profession, the interests of clients, and the interests of Hamlin above one's own personal interests;

         o Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

         o To the extent practicable, avoid any actual or potential conflicts of interest;

         o Conduct all personal securities transactions in a manner consistent with this policy;

         o Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

         o Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

         o Promote the integrity of, and uphold the rules governing, capital markets;

         o Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

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         o        Comply with applicable provisions of the federal securities laws.(2)

1. PERSONAL SECURITY TRANSACTION POLICY

          Employees may not purchase or sell any security in which the Employee has a beneficial ownership unless the transaction occurs in an exempted security or the Employee has complied with the Personal Security Transaction Policy set forth below.

INVESTMENTS IN LIMITED OFFERINGS AND INITIAL PUBLIC OFFERINGS ("IPOS")3

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the Compliance Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee's activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to ATTACHMENT A for a copy of the Limited Offering and IPO Request and Reporting Form.

REPORTABLE AND EXEMPT SECURITIES

Hamlin requires Employees to provide periodic reports (See REPORTING section below) regarding transactions and holdings in ANY SECURITY, as that term is defined in Section 202(a)(18) of the Advisers Act ("Reportable Security"), except that it does not include:

         o        Direct obligations of the Government of the United States;

         o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

         o        Shares issued by money market funds;

         o        Shares issued by open-end funds other than reportable funds
                  (4);

         o        Interests in 529 college savings plans; and

         o Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds.

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          The term "limited offering" is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D. The term "initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

4 A "Reportable Fund" means (a) any fund for which Hamlin serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (I.E., in most cases Hamlin would need to be approved by the fund's board of directors before you can serve); or (b) any fund whose investment adviser or principal underwriter controls Hamlin, is controlled by Hamlin, or is under common control with Hamlin. Currently, Hamlin does not manage or advise (or is otherwise affiliated with) a Reportable Fund.

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Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

BENEFICIAL OWNERSHIP

          Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

o Securities held by members of Employees' immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent,
stepparent, grandparent, spouse, sibling, mother-in-law,    father-in-law,
son-in-law,    daughter-in-law,    brother-in-law    or sister-in-law.
Adoptive relationships are included; o Employees' interests as a general partner in securities held by a general or limited partnership; ando Employees' interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

          The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

         o Ownership of securities as a trustee where either the Employee or members of the Employees' immediate family have a vested interest in the principal or income of the trust;

         o        Ownership of a vested beneficial interest in a trust; and

         o An Employee's status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

EXEMPT TRANSACTIONS

The following transactions are considered exempt transactions and therefore do not require reporting under the Personal Security Transaction Policy:

         o Any transaction in an account over which the Employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the Employee, accounts of family members outside of the immediate family would not be subject to review.

         o        Purchases that are part of an automatic investment plan. (5)

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5 "Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

From time to time, the Compliance Officer may exempt certain transactions on a fully documented


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trade-by-trade basis.

BLACKOUT PERIOD AND INAPPROPRIATE ADVANTAGE

The price paid or received by a Hamlin Client for any investment should not be affected by a buying or selling interest on the part of an Employee, or otherwise result in an inappropriate advantage to the Employee. Thus, to that end, no Employee shall enter an order for the purchase or sale of a Reportable Security until after the Hamlin Client's order is executed or withdrawn. Hamlin shall maintain trade tickets that have been time stamped to ensure that Client orders are executed prior to those executed by Employees.

Please note that such restriction does not apply to any purchases or sales for any Client who pays a fee for Hamlin's services. Thus, Hamlin will trade on behalf of all of its Clients in the same manner, even if the Client is an Employee or is related to a Hamlin Employee or is an entity in which a Hamlin Employee has an equity interest (ie, affiliated private investment funds). Employees, who maintain fee paying accounts with Hamlin and trade alongside Hamlin's other fee paying Clients, may obtain a more favorable price on a securities transactions due to the timing of the transaction. Hamlin will monitor such trading to ensure that, over time, Clients are treated fairly and equitably in connection with those purchases and sales.

SHORT-TERM TRADING BAN

Although not specifically prohibited, Hamlin discourages Employees from profiting in the purchase and sale, or sale and purchase, of any security within sixty (60) calendar days, whether or not the security is also held by a Hamlin Client. This provision is designed to prohibit potential scalping and frontrunning and to minimize the possibility that an Employee will attempt to capitalize inappropriately on the market impact of trades in securities that may be held by a Hamlin Client. Any profits realized by an Employee on any inadvertent short-term trades may be required to be disgorged after review by the Compliance Officer.

DISCLOSURE OF INTERESTED TRANSACTIONS

No Employee shall recommend any transactions with respect to a Reportable Security by a Hamlin Client without first disclosing his or her interest, if any, in such Reportable Securities or the issuer thereof, including without limitation:

         o Any direct or indirect Beneficial Ownership of any Reportable Securities of such issuer;

         o Any contemplated transaction by such Employee in such Reportable Securities;

         o Any position with the issuer of the Reportable Securities or its affiliates; and

         o Any present or proposed business relationship between the issuer of the Reportable Securities or its affiliates and such Employee or any entity in which such Employee has a significant interest.

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REPORTING

In order to provide Hamlin with information to enable it to determine with reasonable assurance any indications of "scalping", "front-running" or the appearance of a conflict of interest with the trading by Hamlin clients, each Employee of Hamlin shall submit the following reports in the forms attached hereto to the Compliance Officer showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled EXEMPTIONS.


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NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, EMPLOYEES MAY CHOOSE
TO INSTRUCT THEIR BROKER-DEALER TO PROVIDE DIRECTLY TO HAMLIN (1) DUPLICATEBROKERAGE STATEMENTS ON A MONTHLY BASIS, AND/OR (2) DUPLICATE TRADING CONFIRMATION FOR ALL TRADES (OF ANY AND ALL TYPES WHATSOEVER) BE SUBMITTED AS THEY ARE PROCESSED, IN FULFILLMENT OF THE REPORTING OBLIGATIONS SET FORTH IN THIS POLICY, PROVIDED HOWEVER THAT TRADING IN ANY SECURITIES THAT ARE NOT REFLECTED IN THE STATEMENTS AND/OR CONFIRMATIONS SET FORTH ABOVE MUST BE PROVIDED IN THE FORMAT, TIME AND MANNER SET FORTH BELOW.
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QUARTERLY TRANSACTION REPORTS

Employees shall be required to instruct their broker-dealers to send to Hamlin duplicate broker trade confirmations and/or account statements of the Employee which shall be received by the Compliance Officer, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Employee's trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report provided in ATTACHMENT B. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership(6): (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.


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6 "Beneficial Ownership," as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect "pecuniary interest" (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee's immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

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EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF
THE EMPLOYEE'S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.
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INITIAL AND ANNUAL HOLDINGS REPORTS

New Hamlin Employees are required to report all of their personal securities holdings or a custodial statement of holdings not later than 10 days after the commencement of their employment (See ATTACHMENT C for a copy of the Initial Holdings Report). The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an Employee.

Existing Employees are required to provide Hamlin with a complete list of securities holdings on an annual basis, or on or before February 14(th) (as determined by Hamlin) of each year. The report shall be current as of December 31(st) , which is a date no more than 45 days from the final date the report is due to be submitted. (See ATTACHMENT D for a copy of the Annual Holdings Report).

Each holdings report (both the initial and annual) must contain, at a minimum:
(a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (c) the date the access person submits the report.

DUPLICATE COPIES

A form brokerage letter is attached to this Policy as ATTACHMENT E. In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a particular Employee, such Employee may complete and send a brokerage letter similar to Attachment E to each bank, broker or dealer maintaining an account on behalf of the Employee.

TRADING AND REVIEW

Hamlin shall review any brokerage statements and confirmations provided to the Company for any Employee personal accounts.

ACA shall conduct a post-trade review of the activity in Employee personal accounts managed by Hamlin. Specifically, Hamlin provides all of its Clients' trading activity, including those Clients that are also Employees, to ACA in an aggregated electronic download on a quarterly basis. Trades must be reported to ACA within thirty (30) days after the end of each calendar quarter. ACA will then compare trades in Employee accounts to the transactions in all other Hamlin clients' accounts in order to identify any conflicts. A quarterly report will be issued by ACA to Hamlin regarding its review. Hamlin shall review any brokerage statements and confirmations provided to the Company for any Employee personal accounts that are not also Client accounts.

The reason for the development of a post transaction review process is to ensure that Hamlin has developed procedures to supervise the activities of its associated persons. The comparison of Employee trades to those of advisory clients will identify potential conflicts of interest or the appearance of a potential conflict.

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If Hamlin discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the Compliance Officer and Chief Executive Officer to review the facts surrounding the transactions. This meeting shall help Hamlin to determine the appropriate course of action.

REPORTING VIOLATIONS AND REMEDIAL ACTIONS

Hamlin takes the potential for conflicts of interest caused by personal investing very seriously. As such, Hamlin requires its Employees to promptly report any violations of the Code of Ethics to the CCO. Hamlin's management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

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HAMLIN HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE MAY SUBJECT
OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH BELOW. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN
ANONYMOUS BASIS.
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If any violation of Hamlin's Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he/she deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

DISCLOSURE

Hamlin shall describe its Code of Ethics to clients in Part 2 of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for Hamlin's Code of Ethics shall be directed to the Compliance Officer.

RECORDKEEPING

Hamlin shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or Hamlin's management.

         o A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

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         o        A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         o A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or within the past five years was, an Employee of Hamlin.

         o A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

         o A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

         o The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any security requiring preclearance (IPOs and limited offerings) by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

RESPONSIBILITY

The Compliance Officer will be responsible for administering the Personal Security Transaction Policy. All questions regarding the policy should be directed to the Compliance Officer.

2. INSIDER TRADING POLICY

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Hamlin has instituted procedures to prevent the misuse of nonpublic information.

Although "insider trading" is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

         o Trading by an insider while in possession of material non-public information; or

         o Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

         o Communicating material non-public information to others in breach of a fiduciary duty.

         o Hamlin's Insider Trading Policy applies to all of its Employees. Any questions should be directed to the Compliance Officer and/or Chief Executive Officer.

WHOM DOES THE POLICY COVER?

This policy covers all of Hamlin's Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

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WHAT INFORMATION IS MATERIAL?

Individuals may not be held liable for trading on inside information unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Advance knowledge of the following types of information is generally regarded as "material":

         o        Dividend or earnings announcements

         o        Write-downs or write-offs of assets

         o        Additions to reserves for bad debts or contingent liabilities

         o Expansion or curtailment of company or major division operations

         o        Merger, joint venture announcements

         o        New product/service announcements

         o        Discovery or research developments

         o        Criminal, civil and government investigations and indictments

         o        Pending labor disputes

         o        Debt service or liquidity problems

         o        Bankruptcy or insolvency problems

         o        Tender offers, stock repurchase plans, etc.

o        Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company's securities, all of the company's securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company's business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

WHAT INFORMATION IS NON-PUBLIC?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. "Non-public" information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

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Hamlin's Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the "tip" made to the Employee makes him/her a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The "benefit" is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

PENALTIES FOR TRADING ON INSIDER INFORMATION

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

PROCEDURES TO FOLLOW IF AN EMPLOYEE BELIEVES THAT HE/SHE POSSESSES MATERIAL, NON-PUBLIC INFORMATION

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer and Chief Executive Officer as soon as possible. From this point, the Employee, Compliance Officer and Chief Executive Officer will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

         o Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

         o Shall not engage in securities transactions of any company, except in accordance with Hamlin's Personal Security Transaction Policy and the securities laws.

         o Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

         o Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

         o Shall immediately report the potential receipt of non-public information to the Compliance Officer and Chief Executive Officer.

         o Shall not proceed with any research, trading, etc. until the Compliance Officer and Chief Executive Officer inform the Employee of the appropriate course of action.

3. SERVING AS OFFICERS, TRUSTEES AND/OR DIRECTORS OF OUTSIDE ORGANIZATIONS

          Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing ATTACHMENT F. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

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At certain times, Hamlin may determine that it is in its clients' best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients' portfolios may be undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. Service with organizations outside of Hamlin can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between Hamlin and the outside organization, and that the Employee does not communicate such information to other Hamlin Employees in violation of the information barrier.

Similarly, Hamlin may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire Hamlin.

Hamlin Employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV.

4. GIFTS

Employees may not accept lavish gifts or other extravagant gratuities from individuals seeking to conduct business with Hamlin, or on behalf of an advisory client. However, Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and not lavish or extravagant in nature. Employees must report their intent to accept gifts over $100 from any client, prospective client or any individual or entity that Hamlin is seeking to do business with to the CCO by completing ATTACHMENT G. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include but are not limited to holiday gift baskets and lunches brought to Hamlin's offices by broker/dealers.

Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval to give all gifts in excess of $100 to any client, prospective client or any individual or entity that Hamlin is seeking to do business with.

RESPONSIBILITY

The Compliance Officer will be responsible for administering the Insider Trading, Serving as Officers, Trustees and/or Directors of Outside Organizations and Gift Policies. All questions regarding the policies should be directed to the Compliance Officer.

4. CONFLICTS QUESTIONNAIRE

Hamlin Employees are required to complete a Conflicts Questionnaire both initially upon commencement of employment and annually thereafter in order to ascertain if there are any potential material conflicts of interest that the Company may want to be aware of or actively monitor.

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